UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒ Soliciting Materials Pursuant to Section 240.14a-12

FORWARD INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

TERENCE BERNARD WISE HOWARD MORGAN MICHAEL LUETKEMEYER ERIC FREITAG SANGITA SHAH N. SCOTT FINE DARRYL KEYS
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Terence Bernard Wise, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. ("Forward"), a New York corporation.

On September 24, 2014, Mr. Wise issued the following press release:

Federal Court Dismisses Forward Industries' Baseless Litigation Against Terence Bernard Wise; Upholds Wise's Nominees to Stand for Election at 2014 Annual Meeting

 Wise Urges Forward to Set Date for 2014 Annual General Meeting Without Delay

SAFFRON WALDEN, Essex, UK, September 24, 2014 – Terence Bernard Wise, the largest shareholder and member of the board of directors of Forward Industries, Inc. (NASDAQ: FORD), a designer and distributor of custom carry and protective solutions, issued a statement today commenting on the dismissal of a lawsuit filed against him in federal court, which sought to prevent Mr. Wise's nominees from standing for election at Forward's 2014 Annual Meeting. On September 22, 2014, a U.S. District Court in the Southern District of New York dismissed Forward's claims against Mr. Wise, upholding Mr. Wise's nominees' right to stand for election to the Board.

"I am delighted that the court saw Chairman Frank LaGrange Johnson and his supporters' claims for what they were – a thinly veiled attempt to  continue disenfranchising Forward's shareholders and further entrench their positions on Forward's Board.  Judge Rakoff's decision on Monday upholds the validity of my nominees to stand for election and ensures shareholders will be afforded the choice for new, independent leadership that they deserve, while spared the expense of Mr. Johnson's frivolous lawsuit.

It is a fundamental cornerstone of corporate governance that shareholders elect directors.  Despite the repeated demands of Forward's shareholders for a meeting to exercise the most fundamental of their rights, not only have Mr. Johnson and his supporters on the Board failed to set a definitive date for the 2014 Annual General Meeting, but they are now actively pursuing fundamental structural and financial changes to Forward Industries that may irreparably harm its future.

The failure to hold a meeting by the end of Forward's fiscal year – September 30, 2014 – in violation of Nasdaq's rules risks the delisting of Forward's shares on Nasdaq, which would have untold devastating consequences for Forward's financial standing and its reputation with customers and shareholders.

Moreover, instead of devoting their time and energy to remediating Forward's share value and balance sheet, both of which have suffered tremendously under Mr. Johnson's tenure as Chairman, Mr. Johnson and his cohorts have been pursuing various capital raises in furtherance of a mystery M&A scheme, the details of which they have yet to divulge to Forward's shareholders or even the full Board.  In turn, our shareholders, customers and suppliers have been left in the dark by a reckless and indifferent management team.

The continued failure to call a meeting and provide a meaningful voice to shareholders is wholly unacceptable.  Mr. Johnson and his cohorts must be held accountable for the havoc they have wreaked on Forward's funds and reputation – the time has come for the shareholders to finally say, 'we have had enough.'

I call on Mr. Johnson to immediately halt any capital raising plans or M&A activity and schedule a date for the 2014 Annual General Meeting without delay.  Shareholders must be allowed to exercise their right to select the fiduciaries whom they believe will provide effective leadership at this critical moment in Forward's history."

ADDITIONAL INFORMATION:

Terence Bernard Wise, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. ("Forward"), a New York corporation.

FORWARD STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED TOLL-FREE AT (888) 750-5834 (BANKS AND BROKERS MAY CALL COLLECT AT (212) 750-5833).

The Participants in the proxy solicitation are Terence Bernard Wise, Howard Morgan, Michael Luetkemeyer, Eric Freitag, Sangita Shah, N. Scott Fine and Darryl Keys (collectively, the “Participants”).

As of the date hereof, Mr. Wise beneficially owns 1,608,541 shares of the Company's common stock, constituting approximately 19.6% of the class. As of the date hereof, Mr. Morgan beneficially owns 25,000 shares of the Company's common stock.

Contact:

Innisfree M&A Incorporated

Scott Winter, 212-750-5833